As filed with the Securities and Exchange Commission on May 22, 2026

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CITIUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	27-3425913
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Citius Pharmaceuticals, Inc.

11 Commerce Drive, First Floor

Cranford, New Jersey 07016

Telephone: (908) 967-6677

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leonard Mazur

Chief Executive Officer

11 Commerce Drive, First Floor

Cranford, New Jersey 07016

Telephone: (908) 967-6677

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lorna A. Knick, Esq.

Alexander M. Donaldson, Esq.

Christopher P. Agoranos, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Telephone: (919) 781-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

____________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the Selling Stockholders are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 22, 2026

PRELIMINARY PROSPECTUS

Up to 5,076,143 Shares of Common Stock Underlying Common Warrants

Up to 355,330 Shares of Common Stock Underlying Placement Agent Warrants

Offered by Selling Stockholders

This prospectus relates to the sale or other disposition from time to time of (i) up to 5,076,143 shares of our common stock issuable upon the exercise of warrants (the “Common Warrants”) and (ii) up to 355,330 shares of our common stock issuable upon the exercise of warrants issued to the placement agent (the “Placement Agent Warrants”, together with the Common Warrants, the “Warrants”) all held by the selling stockholders named in this prospectus (the “Selling Stockholders”), including their transferees, pledgees, donees or successors. We are not selling any Warrants to purchase common stock under this prospectus and will not receive any of the proceeds from the sale of the shares underlying the Warrants by the Selling Stockholders.

The Selling Stockholders may sell or otherwise dispose of the shares underlying the Warrants covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the shares underlying the Warrants in the section entitled “Plan of Distribution” beginning on page 9. The Selling Stockholders will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the U.S. Securities and Exchange Commission. No underwriter or other person has been engaged to facilitate the sale of the shares in this offering.

Our common stock is traded on The Nasdaq Capital Market under the symbol “CTXR.” On May 21, 2026, the last reported sale price of our common stock was $0.6731 per share. We recommend that you obtain current market quotations for our common stock prior to making an investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated by reference herein, to read about factors you should consider before investing in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated              , 2026

i

ABOUT THIS PROSPECTUS

You should rely only on the information that we have provided or incorporated by reference in this prospectus and any prospectus supplement that we may authorize to be provided to you. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any prospectus supplement that we may authorize to be provided to you. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus and any prospectus supplement or incorporated herein or therein is accurate only as of the date on the cover of such document, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement having a later date, the statement in the prospectus supplement having the later date modifies or supersedes the earlier statement.

We urge you to carefully read this prospectus and any prospectus supplement, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. Copies of some of the documents referred to herein have been filed or are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

Unless the context indicates otherwise, references in this prospectus supplement to the “Company,” “Citius Pharma,” “we,” “us” and “our” refer to Citius Pharmaceuticals, Inc. and its wholly-owned subsidiary Leonard-Meron Biosciences, Inc. and its majority-owned subsidiary, NoveCite, Inc., taken as a whole. “Citius Oncology” refers to our majority owned subsidiary, Citius Oncology, Inc. (Nasdaq: CTOR).

Mino-Lok® is our registered trademark and LYMPHIRTM is a registered trademark of Citius Oncology. All other trade names, trademarks and service marks appearing in this prospectus supplement are the property of their respective owners. We have assumed that the reader understands that all such terms are source-indicating. Accordingly, such terms, when first mentioned in this prospectus supplement, appear with the trade name, trademark, or service mark notice and then throughout the remainder of this prospectus supplement without trade name, trademark or service mark notices for convenience only and should not be construed as being used in a descriptive or generic sense.

Sources of Industry and Market Data

Where information has been sourced from a third party, the source of such information has been identified. Unless otherwise indicated, the information contained in this prospectus on the market environment, market developments, growth rates, market trends and competition in the markets in which we operate is taken from publicly available sources, including third-party sources, or reflects our estimates that are principally based on information from publicly available sources.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Forward-looking statements are based on current expectations and projections about future events; actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” included elsewhere in this prospectus and incorporated herein by reference, could affect our stock price or future results and could cause those results to differ materially from those expressed in such forward-looking statements:

●	our independent registered public accounting firm’s report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern;

●	our need for substantial additional funds and our ability to raise those funds;

●	our ongoing evaluation of strategic alternatives;

●	our ability to regain compliance with the continued listing requirements of the Nasdaq Stock Market LLC (“Nasdaq”);

●	the ability of Citius Oncology to commercialize LYMPHIR, including covering the costs of licensing payments, product manufacturing and other third-party goods and services;

●	our ability to recognize the anticipated benefits of the August 2024 reverse merger whereby Citius Oncology became a publicly traded company and majority-owned subsidiary, which may not be realized fully, if at all, or may take longer to realize than expected;

●	the ability of the Company to obtain regulatory approval for and successfully commercialize Mino-Lok;

●	the cost, timing, and results of our pre-clinical and clinical trials for our other product candidates;

●	our ability to apply for, obtain and maintain required regulatory approvals for our other product candidates;

●	the estimated markets for LYMPHIR, Mino-Lok or any of our future product candidates and the acceptance thereof by any market;

●	our ability to obtain, perform under and maintain financing and strategic agreements and relationships;

●	the commercial feasibility and success of our technology and our product candidates;

●	our ability to recruit and retain qualified management and technical personnel to carry out our operations; and

●	the other factors discussed in the “Risk Factors” section.

The forward-looking statements in this prospectus represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

iii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read this entire prospectus and any prospectus supplement, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus and any prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus or any prospectus supplement. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Overview

Citius Pharmaceuticals, Inc., headquartered in Cranford, New Jersey, is a biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products. Our goal generally is to achieve leading market positions by providing therapeutic products that address unmet medical needs yet have a lower development risk than usually is associated with new chemical entities. New formulations of previously approved drugs with substantial existing safety and efficacy data are a core focus. We seek to reduce development and clinical risks associated with drug development, yet still focus on innovative applications. Our strategy centers on products that have intellectual property and regulatory exclusivity protection, while providing competitive advantages over other existing therapeutic approaches.

Since its inception, the Company has devoted substantially all of its efforts to business planning, acquiring our proprietary technology, research and development, recruiting management and technical staff, and raising capital. We are developing three proprietary products: Mino-Lok, an antibiotic lock solution used to treat patients with catheter-related bloodstream infections by salvaging the infected catheter; Halo-Lido, a corticosteroid-lidocaine topical formulation that is intended to provide anti-inflammatory and anesthetic relief to persons suffering from hemorrhoids; and NoveCite, a mesenchymal stem cell therapy for the treatment of acute respiratory diseases syndrome (“ARDS”). Citius Oncology achieved the approval from the FDA for LYMPHIRTM, in-licensed by Citius Pharma in September 2021 (now owned by Citius Oncology), an engineered IL-2 diphtheria toxin fusion protein, for the treatment of patients with persistent or recurrent cutaneous T-cell lymphoma (“CTCL”). Citius Oncology launched LYMPHIR in the U.S. in December 2025. We believe these unique markets for our products are large, growing, and underserved by the current prescription products or procedures.

Citius Pharma is subject to a number of risks common to companies in the pharmaceutical industry including, but not limited to, the Company’s ability to obtain substantial additional financing, risks related to the development by Citius Pharma or its competitors of research and development stage products, market acceptance of its products that receive regulatory approval, competition from larger companies, dependence on key personnel, dependence on key suppliers and strategic partners, and the Company’s compliance with governmental and other regulations.

Recent Developments

Promissory Note Amendment

On May 4, 2026, in connection with an equity financing transaction and debt facility by Citius Oncology, the Company and Citius Oncology entered into a Third Amendment to Promissory Note (the “Third Amendment”), which amends the promissory note, dated August 16, 2024, as previously amended on September 10, 2025 and December 10, 2025, issued by the Citius Oncology to the Company in the original principal amount of $3,800,111 (the “Promissory Note”), to, among other things, (i) conform the payment and maturity provisions of the Promissory Note to the subordination agreement entered into by Citius Oncology in connection with its debt facility, such that the entire unpaid principal balance of the Promissory Note shall be payable on a date that is 91 days after the senior debt of Citius Oncology has been fully paid and the related loan and security agreement has been terminated, (ii) eliminate all prior maturity triggers related to capital raises, issuances of debt or equity securities, or royalty-backed monetizations, (iii) prohibit prepayment of the Promissory Note in cash prior to the new maturity date, and (iv) add a voluntary conversion feature allowing the Company, subject to Citius Oncology’s approval, to convert all or a portion of the outstanding principal into shares of common stock at a conversion price equal to $0.90 per share. All other terms of the Promissory Note remain the same.

Registered Direct Offering and Concurrent Private Placement

On April 24, 2026, we closed a registered direct offering with certain institutional investors in which we sold 4,730,457 shares of the Company’s common stock, par value $0.001 per share, and pre-funded warrants to purchase up to 345,686 shares of common stock at an offering price of $0.985 and $0.9849, respectively. In a concurrent private placement, the Company also agreed to sell to the institutional investors warrants to purchase up to 5,076,143 shares of common stock (the “Common Warrants”), with an exercise price of $0.86 per share of our common stock, which are exercisable immediately and have a term of five years from the effective date of the registration statement providing for the resale of the common shares issuable upon exercise of the Common Warrants. The net proceeds to the Company from the registered direct offering and concurrent private placement (the “April Offering”) were approximately $4.5 million, after deducting placement agent fees and other offering expenses payable by the Company.

The exercise price and number of shares of common stock issuable upon exercise of the Common Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the common stock and the exercise price. If there is no effective registration statement for the resale of the shares issuable upon exercise of the Common Warrants, holders of Common Warrants may elect a “cashless” exercise, whereby they would receive the net number of shares of common stock determined according to a formula set forth in the Common Warrants. On the expiration date of the Common Warrants, any Common Warrants outstanding and unexercised will be automatically exercised via cashless exercise. The Common Warrants include beneficial ownership limitations such that each purchaser, together with its affiliates, will not own more than 4.99% (or, at the election of the purchaser, not more than 9.99%) of the Company’s outstanding common stock.

As compensation in connection with the registered direct offering and concurrent private placement, the Company issued warrants to H.C. Wainwright & Co., LLC (“Wainwright”), or its designees, the placement agent in the offering, to purchase up to 355,330 shares of common stock on substantially the same terms as the Common Warrants with an exercise price of $1.2313 per share and expire five years from the commencement of sales in the offering (the “Placement Agent Warrants”, together with the Common Warrants, the “Warrants”).

The Warrants were sold and issued without registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering, and in reliance on similar exemptions under applicable state laws.

New Jersey Economic Development Authority’s Net Operating Loss Program

On February 24, 2026, the Company announced that it received $3.8 million in non-dilutive capital through New Jersey’s Technology Business Tax Certificate Transfer Program, more commonly known as the Net Operating Loss (NOL) Program, funded through the New Jersey Economic Development Authority.

Nasdaq Compliance

On February 9, 2026, the Company received a letter from the Listing Qualifications Staff of Nasdaq indicating that, based upon the closing bid price of the Company’s common stock, par value $0.001 per share, for the prior 30 consecutive business days, the Company was not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). The Company was provided a compliance period of 180 calendar days from the date of the original notice, or until August 10, 2026, to regain compliance with the Bid Price Rule, pursuant to Nasdaq Listing Rule 5810(c)(3)(A).

If the Company does not regain compliance with the Bid Price Rule by August 10, 2026, the Company may be eligible for an additional 180-day compliance period. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the Bid Price Rule, and would need to provide written notice of its intention to cure the bid price deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the Company does not regain compliance with the Bid Price Rule when required, Nasdaq will provide written notification to the Company that its common stock is subject to delisting. At that time, the Company may appeal the delisting determination to a Nasdaq hearings panel. There can be no assurance that the Company will ultimately meet all applicable requirements for continued listing on the Nasdaq Capital Market.

Corporate History and Information

The Company was founded as Citius Pharmaceuticals, LLC, a Massachusetts limited liability company, on January 23, 2007. On September 12, 2014, Citius Pharmaceuticals, LLC entered into a Share Exchange and Reorganization Agreement, with Citius Pharma (formerly Trail One, Inc.), a publicly traded company incorporated under the laws of the State of Nevada. Citius Pharmaceuticals, LLC became a wholly-owned subsidiary of Citius Pharma. On March 30, 2016, Citius Pharma acquired Leonard-Meron Biosciences, Inc. (“LMB”) as a wholly-owned subsidiary. LMB was a pharmaceutical company focused on the development and commercialization of critical care products with a concentration on anti-infectives. On September 11, 2020, we formed NoveCite, a Delaware corporation, of which we own 75% of the issued and outstanding capital stock. NoveCite is focused on the development and commercialization of its proprietary mesenchymal stem cells for the treatment of acute respiratory disease syndrome. On August 23, 2021, we formed Citius Oncology, Inc. (formerly Citius Acquisition Corp.) as a wholly-owned subsidiary in conjunction with the acquisition of LYMPHIR, which began operations in April 2022. In August 2024, Citius Oncology became a publicly traded company and majority-owned subsidiary of Citius Pharma through a merger with a subsidiary of TenX Keane Acquisition. As of the filing of this prospectus, Citius Pharma owns approximately 71% of the outstanding shares of common stock of Citius Oncology.

Our principal executive offices are located at 11 Commerce Drive, First Floor, Cranford, New Jersey 07016, and our telephone number is (908) 967-6677.

THE OFFERING

Up to 5,076,143 Shares of Common Stock Underlying Common Warrants

Up to 355,330 Shares of Common Stock Underlying Placement Agent Warrants

Offered by Selling Stockholders

This prospectus relates to the sale or other disposition from time to time of (i) up to 5,076,143 shares of our common stock issuable upon the exercise of Common Warrants and (ii) up to 355,330 shares of our common stock issuable upon the exercise of Placement Agent Warrants, all held by the Selling Stockholders named in this prospectus, including their transferees, pledgees, donees or successors.

Common stock offered by the Selling Stockholders	5,431,473 shares (consisting of 5,076,143 shares of common stock underlying Common Warrants and 355,330 shares of common stock underlying Placement Agent Warrants)
Common stock outstanding before the offering (1)	27,452,570
Common stock to be outstanding after the offering (2)	32,884,043
Common stock Nasdaq Capital Market Symbol	CTXR

(1)	The total number of shares of our common stock reflected in the discussion and table above is based on 22,376,427 shares of outstanding as of March 31, 2026, plus (i) 4,730,457 shares of common stock and (ii) pre-funded warrants to purchase up to 345,686 shares of common stock sold in the April Offering, and excludes as of March 31, 2026:

●	warrants exercisable for 17,815,737 shares of our common stock;

●	options to purchase an aggregate of 14,776 shares of our common stock issued to our employees, directors and consultants under our 2014 Stock Incentive Plan (the “2014 Plan”);

●	options to purchase an aggregate of 67,200 shares of our common stock issued to our employees, directors and consultants under our 2018 Omnibus Stock Incentive Plan (the “2018 Plan”);

●	options to purchase an aggregate of 66,000 shares of our common stock issued to our employees, directors and consultants under our 2020 Omnibus Stock Incentive Plan (the “2020 Plan”);

●	options to purchase an aggregate of 330,000 shares of our common stock issued to our employees, directors and consultants under our 2021 Omnibus Stock Incentive Plan (the “2021 Plan”);

●	options to purchase an aggregate of 359,400 shares of our common stock issued to our employees, directors and consultants under our 2023 Omnibus Stock Incentive Plan (the “2023 Plan”); and

●	118,000 shares of common stock available for future grants under our 2023 Plan.

(2)	The total number of shares of our common stock reflected in the discussion and table above is based on the 22,376,427 shares outstanding as of March 31, 2026, plus 4,730,457 shares sold in the April Offering, and assumes the exercise of the 5,076,143 shares of common stock underlying Common Warrants and 355,330 shares of common stock underlying Placement Agent Warrants.

Use of Proceeds

The Selling Stockholders will receive all of the net proceeds from the sale of the shares offered pursuant to this prospectus. We will not receive any of the proceeds from these sales. However, we may receive proceeds from the exercise of the Warrants or Placement Agents Warrants, to the extent they are not exercised on a cashless basis. For further information, see “Use of Proceeds” in this prospectus.

We will incur all costs associated with this registration statement and prospectus.

Plan of Distribution

The Selling Stockholders may sell or otherwise dispose the shares of our common stock covered by this prospectus in a number of different ways and at varying prices. For further information, see “Plan of Distribution” in this prospectus.

Dividend Policy

We have never paid dividends on our capital stock and do not anticipate paying any dividends for the foreseeable future.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before purchasing our common stock, you should consider carefully the risks and uncertainties described in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended September 30, 2025, as filed with SEC on December 23, 2025 and amended on January 28, 2026, which are incorporated in this prospectus by reference in their entirety, as well as in subsequently filed SEC reports and any prospectus supplement, together with all of the other information included in this prospectus. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our common stock could decline and you might lose all or part of your investment. Please also refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

A substantial number of shares of our common stock may be sold in this offering, which could cause the price of our common stock to decline.

In this offering, the 5,431,473 shares of common stock being offered represents approximately 20% of the 22,376,427 shares outstanding as of March 31, 2026, plus 4,730,457 shares of common stock and pre-funded warrants to purchase up to 345,686 shares of common stock sold in the April Offering. The sale of a substantial number of shares of our securities in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock on the Nasdaq Capital Market. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

In addition, in the future, we may also issue shares of our common stock in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could substantially increase our shares of common stock outstanding, which could adversely affect the price of our common stock on the Nasdaq Capital Market.

The price of our common stock could be subject to rapid and substantial volatility. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock. Volatility in our common stock price may subject us to securities litigation.

The market for our common stock has had and in the future may have, when compared to seasoned issuers, significant price volatility and we expect that the price of our shares of common stock may continue to be more volatile than that of a seasoned issuer for the indefinite future. As a public company with a very small public float, we may experience greater share price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our common stock may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.

In addition, if the trading volumes of our common stock are low, persons buying or selling in relatively small quantities may easily influence the price of our common stock. This low volume of trades could also cause the price of our common stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common stock. As a result of this volatility, investors may experience losses on their investment in our common stock. A decline in the market price of our common stock also could adversely affect our ability to issue additional common stock or other securities and our ability to obtain additional financing in the future.

In addition, in the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities to the Company and could divert our management’s attention and resources.

Because we do not intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

We have never declared or paid cash dividends on our common stock. The continued operation and expansion of our business will require substantial funding. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Consequently, stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any gains on their investment. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

USE OF PROCEEDS

The (i) up to 5,076,143 shares of our common stock issuable upon the exercise of the Warrants and (ii) up to 355,330 shares of our common stock issuable upon the exercise of the Placement Agent Warrants are being offered for resale by the Selling Stockholders and will be sold for the accounts of the Selling Stockholders named in this prospectus. As a result, all proceeds from the sales of such securities offered for resale hereby will go to the Selling Stockholders and we will not receive any proceeds from the resale of those securities by the Selling Stockholders.

However, we would receive proceeds from any cash exercise of the Warrants or Placement Agent Warrants as follows:

●	if all of the 5,076,143 Warrants are exercised for cash, with an exercise price of $0.86 per share, the Company would receive a maximum of $4,365,482.98; and

●	if all of the 355,330 Placement Agent Warrants are exercised for cash, with an exercise price of $1.2313 per share, the Company would receive a maximum of $437,517.83.

In the aggregate, we may receive up to a total of $4,803,000.81 in gross proceeds if all of the Warrants and Placement Agent Warrants are exercised for cash for shares of common stock.

However, as we are unable to predict the timing or amount of potential exercises of the Warrants or Placement Agent Warrants, we have not allocated any proceeds of such exercises to any particular purpose. Accordingly, all such proceeds are allocated to working capital. Pursuant to conditions set forth in the Warrants and the Placement Agent Warrants, each of them are exercisable on a cashless basis under certain conditions, and should a Selling Stockholder be permitted to and elect to exercise on a cashless basis we will not receive any proceeds from the sale of common stock issued upon the cashless exercise of the Warrants or Placement Agent Warrants.

We will incur all costs associated with this registration statement and prospectus.

SELLING STOCKHOLDERS

The common stock being offered by the Selling Stockholders are those shares issuable to the Selling Stockholders upon exercise of the Warrants or Placement Agent Warrants. For additional information regarding the issuances of those Warrants or Placement Agent Warrants, see “Registered Direct Offering and Concurrent Private Placement” above. We are registering the shares of common stock issuable to the Selling Stockholders upon exercise of the Warrants or Placement Agent Warrants in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the Warrants or Placement Agent Warrants, and except as described below, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of our common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of common stock and the Warrants or Placement Agent Warrants, as of May 15, 2026, assuming exercise of all such warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of the securities purchase agreement or engagement letter agreement with the Selling Stockholders, as applicable, this prospectus generally covers the resale of the maximum number of shares of common stock issuable upon exercise of the Warrants or Placement Agent Warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the warrants, a Selling Stockholder may not exercise the warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of shares of Common Stock Beneficially Owned Prior to	Maximum Number of Shares of Common Stock to be Sold Pursuant to this	Number of shares of Common Stock Beneficially Owned After Offering (1)
Name of Selling Stockholder	Offering	Prospectus	Shares	Percentage
Armistice Capital, LLC(2)	4,934,937	3,045,686	1,889,251	4.99%
Intracoastal Capital LLC(3)	1,134,281	676,819	457,462	1.95%
3i, LP(4)	756,819	676,819	80,000	--	*
Boothbay Absolute Return Strategies, LP(5)	541,455	541,455	--	--	*
Kingsbrook Opportunities Master Fund LP(6)	135,364	135,364	--	--	*
Augustus Trading LLC(7)	406,216	227,855	178,361	--	*
Noam Rubinstein(8)	403,282	111,929	291,353	1.28%
Wilson Drive Holdings LLC (9)	43,209	11,992	31,217	--	*
Charles Worthman(10)	12,803	3,554	9,249	--	*

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)	Based on the 22,376,427 shares outstanding as of May 15, 2026. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of May 15, 2026 through the exercise of any stock options, warrants or other rights or the conversion of preferred stock. Any shares that a person has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Consists of (i) 870,204 shares of common stock; and (ii) 1,019,047 shares of common stock issuable upon the exercise of certain warrants, and (iii) a Common Warrant to purchase up to 3,045,686 shares of common stock. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the Warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Consists of (i) 457,462 shares of common stock issuable upon the exercise of certain warrants, and (ii) a Common Warrant to purchase up to 676,819 shares of common stock. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act) of the securities reported herein that are held by Intracoastal. The address of Intracoastal is 245 Palm Trail, Delray Beach FL, 33483.

(4)	Consists of (i) 80,000 shares of common stock issuable upon the exercise of certain warrants, and (ii) a Common Warrant to purchase up to 676,819 shares of common stock. 3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

(5)	Consists of a Common Warrant to purchase up to 541,455 shares of common stock held by Boothbay Absolute Return Strategies, LP, a Delaware limited partnership (“BBARS”). BBARS is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”). Boothbay, in its capacity as the investment manager of BBARS, has delegated to Kingsbrook Partners LP, a Delaware limited partnership (“Kingsbrook Partners”), the power to vote and the power to direct the disposition of all securities held by BBARS that are being registered hereby. Ari Glass is the Managing Member of Boothbay. Each of BBARS, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address for BBARS is c/o Kingsbrook Partners 689 Fifth Avenue, 12th Floor, New York, NY 10022.

(6)	Consists of a Common Warrant to purchase up to 135,364 shares of common stock held by Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”). Kingsbrook Partners is the investment manager of Kingsbrook Opportunities and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities. The address for Kingsbrook Partners LP is 689 Fifth Avenue, 12th Floor, New York, NY 10022.

(7)	Consists of shares of common stock issuable upon the exercise of Placement Agent Warrants held by Augustus Trading LLC and its affiliates. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by and may be deemed to be the beneficial owner of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities. The business address of Augustus Trading LLC is 600 Lexington Avenue, 32nd floor, New York, NY 10022.

(8)	Consists of shares of common stock issuable upon the exercise of Placement Agent Warrants held directly by Mr. Rubinstein. Mr. Rubinstein is affiliated with H.C. Wainwright & Co., LLC. H.C. Wainwright & Co., LLC is a registered broker-dealer with a registered address of 430 Park Ave, 3rd Floor, New York, NY 10022. Mr. Rubinstein has the voting and dispositive power over the securities held, acquired the securities in the ordinary course of business and, at the time the securities were acquired, Mr. Rubinstein had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(9)	Consists of (i) 21,830 shares of common stock issuable upon the exercise of Placement Agent Warrants held directly by Craig Schwabe and (ii) 21,379 shares of common stock issuable upon the exercise of Placement Agent Warrants held directly by Wilson Drive Holdings LLC. The securities are held by Wilson Drive Holdings LLC with a registered address of 600 Lexington Avenue, 32nd floor, New York, NY 10022. Craig Schwabe is the managing member Wilson Drive Holdings LLC and has the power to vote and dispose the securities held. Neither Wilson Drive Holdings LLC nor Mr. Schwabe is a broker-dealer. Mr. Schwabe is affiliated with the following registered broker-dealers: H.C. Wainwright & Co., LLC, Rodman & Renshaw LLC and Stockblock Securities LLC. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Schwabe has not held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years. Mr. Schwabe has not held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

(10)	Consists of shares of common stock issuable upon the exercise of Placement Agent Warrants held directly by Mr. Worthman. Mr. Worthman is affiliated with H.C. Wainwright & Co., LLC. H.C. Wainwright & Co., LLC is a registered broker-dealer with a registered address of 430 Park Ave, 3rd Floor, New York, NY 10022. Mr. Worthman has the voting and dispositive power over the securities held, acquired the securities in the ordinary course of business and, at the time the securities were acquired, Mr. Worthman had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Relationship with Certain Selling Stockholders

H.C. Wainwright & Co., LLC

Wainwright acted as the exclusive placement agent to Citius Oncology in connection with its offerings consummated in September 2025, December 2025 and May 2026. We have also engaged Wainwright as our exclusive placement agent for the following transactions:

●	In connection with our April 2024 offering, we paid Wainwright a fee of approximately $1,050,000, plus expenses, and granted the placement agent warrants to purchase 60,000 shares of common stock at an exercise price of $21.875 per share, which expire on April 25, 2029.

●	In connection with our November 2024 offering, we paid Wainwright a fee of approximately $210,000, plus expenses, and granted the placement agent warrants to purchase 33,600 shares of common stock at an exercise price of $7.8125 per share, which expire on November 15, 2029.

●	In connection with our January 2025 offering, we paid Wainwright a fee of approximately $210,000, plus expenses, and granted the placement agent warrants to purchase 52,045 shares of common stock at $5.0438 per share, which expire on January 7, 2030.

●	In connection with our April 2025 offering, we paid Wainwright a fee of approximately $140,000, plus expenses, and granted the placement agent warrants to purchase 121,739 shares of common stock at an exercise price of $1.4375 per share, which expire on April 1, 2030.

●	In connection with our June 2025 offering, we paid Wainwright a fee of approximately $420,000, plus expenses, and granted placement agent warrants to purchase 344,400 shares of common stock at an exercise price of $1.525 per share, which expire on June 11, 2027.

●	In connection with our October 2025 offering, we paid Wainwright a fee of approximately $378,000, plus expenses, and issued the placement agent warrants to purchase 278,146 shares of common stock at an exercise price of $1.8875 per share, which expire on October 20, 2030.

●	In connection with our April 2026 offering, we paid Wainwright a fee of approximately $350,000, plus expenses, and issued the placement agent warrants to purchase 355,330 shares of common stock at an exercise price of $1.2313 per share, which expire on April 23, 2031.

Wainwright also acted as the exclusive placement agent in connection with our “at-the-market” equity offering initiated in August 2024, and has received compensation in connection with each such offering.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.

EXPERTS

The historical consolidated financial statements of our Company as of September 30, 2025 and 2024 and for each of the two years in the period ended September 30, 2025 included in this prospectus and in the registration statement have been so included in reliance on the report of Wolf & Company, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants. Our SEC filings, including our registration statement of which this prospectus is a part and the exhibits and schedules thereto, are available on the SEC website at www.sec.gov.

We also maintain a website at www.citiusonc.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained in or accessible through our website does not constitute a part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 11 Commerce Drive, First Floor, Cranford, New Jersey 07016, (908) 967-6677.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

The following documents are incorporated by reference into this document:

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, as filed with the SEC on December 23, 2025, as amended on January 28, 2026;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2025, as filed with the SEC on February 13, 2026;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, as filed with the SEC on May 15, 2026;

●	our Current Reports on Form 8-K, as filed with the SEC on October 21, 2025, December 1, 2025 (solely with respect to Item 8.01), February 13, 2026 (solely with respect to Item 3.01), March 4, 2026, March 10, 2026, March 31, 2026, April 6, 2026, April 24, 2026, April 29, 2026, and May 8, 2026;

●	our Definitive Proxy Statement on Schedule 14A for the annual meeting of stockholders, filed with the SEC pursuant to Section 14 of the Exchange Act on February 24, 2026; and

●	the Description of Common Stock filed with the SEC on December 27, 2024 as Exhibit 4.22 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2024.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement in a document incorporated by reference or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Citius Pharmaceuticals, Inc., 11 Commerce Drive, First Floor, Cranford, New Jersey 07016; Telephone: (908) 967-6677.

Up to 5,076,143 Shares of Common Stock Underlying Common Warrants

Up to 355,330 Shares of Common Stock Underlying Placement Agent Warrants

Offered by Selling Stockholders

PRELIMINARY PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. The Selling Stockholder will not be responsible for any of the expenses of this offering. All of the amounts shown are estimated except the SEC registration fee.

SEC registration fee	$396.05
Legal fees and expenses	$30,000.00
Accounting fees and expenses	$25,000.00
Printing and other expenses	$14,603.95
Total	$70,000.00

Item 15. Indemnification of Directors and Officers.

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.751 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 78.751, or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that, except as otherwise specifically provided by statute or agreement, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our Bylaws provide that we will, to the maximum extent and in the manner permitted by the Nevada Revised Statutes (as such law may from time to time be amended, but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights), indemnify each of our directors and officers against expenses, judgments, fines, penalties, ERISA excise taxes, settlements, loss, liability, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of such person’s Official Capacity (as defined below) or anything done or not done in such person’s Official Capacity. “Official Capacity” means the person’s corporate status as an officer and/or director and any other fiduciary capacity in which the person serves our Company, our subsidiaries or affiliates, and any other entity which the person serves in such capacity at the request of any of our board of directors or any committee of our board of directors, chief executive officer, chairman of the board of directors, or president. “Official Capacity” also refers to all actions which the person takes or does not take while serving in such capacity.

Our Bylaws also provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, member, partner, trustee, employee or other agent of our Company, or is or was serving at our request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of the Nevada Revised Statutes. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Incorporated by Reference (Unless Otherwise Indicated)

Exhibit Number	Exhibit Title	Form	File	Exhibit	Filing Date
4.1	Form of Common Warrant.	8-K	001-41534	4.1	April 24, 2026

4.2	Form of Placement Agent Warrant.	8-K	001-41534	4.3	April 24, 2026

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.	--	--	--	Filed herewith

10.1	Form of Securities Purchase Agreement, dated as of April 24, 2026, by and among Citius Pharmaceuticals, Inc. and the investors signatory thereto.	8-K	001-41534	10.1	April 24, 2026

23.1	Consent of Independent Registered Public Accounting Firm.	--	--	--	Filed herewith

23.2	Consent of Wyrick Robbins Yates & Ponton (included in Exhibit 5.1).	--	--	--	Filed herewith

24.1	Power of Attorney (included on the signature page of the registration statement).	--	--	--	Filed herewith

107	Filing Fee Table.	--	--	--	Filed herewith

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cranford, New Jersey, on May 22, 2026.

Citius Pharmaceuticals, Inc.

By:	/s/ Leonard Mazur
Name:	Leonard Mazur
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leonard Mazur and Jaime Bartushak as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leonard Mazur	Chief Executive Officer and Chairman	May 22, 2026
Leonard Mazur	(Principal Executive Officer)

/s/ Jaime Bartushak	Chief Financial Officer and Treasurer	May 22, 2026
Jaime Bartushak	(Principal Financial Officer and Principal Accounting Officer)

/s/ Myron Holubiak	Secretary	May 22, 2026
Myron Holubiak

/s/ Suren Dutia	Director	May 22, 2026
Suren Dutia

/s/ Eugene Holuka	Director	May 22, 2026
Eugene Holuka

/s/ Dennis McGrath	Director	May 22, 2026
Dennis McGrath

/s/ Robert Smith	Director	May 22, 2026
Robert Smith

/s/ Carol Webb	Director	May 22, 2026
Carol Webb

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